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RUBICON TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC.
GAD PARTNERS FUND LP
GAD CAPITAL MANAGEMENT LLC
HESHAM M. GAD
JACK H. JACOBS
DEBORAH R. MERTZ
SAMUEL S. WEISER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paragon Calls on Rubicon to Explain Appointment of Director with Questionable Record

ATLANTA, GA – Paragon Technologies, Inc., which has initiated a proxy contest at the annual meeting of Rubicon Technology, Inc. (NASDAQ: RBCN) scheduled to be held on June 24, 2016, today called on Rubicon to explain the unilateral appointment by the incumbent Board of a new director with a questionable record in the midst of an election process, bypassing a vote of shareholders.

On Tuesday, May 31, long after mailing its proxy statement and annual meeting materials to shareholders, Rubicon abruptly announced the appointment of a new director to the Board, Timothy E. Brog. The incumbent Board appointed Brog “effective immediately” and as a Class II director immune from any vote of shareholders until “the 2018 annual meeting.”

Most alarming, the Rubicon Board appears to either have failed to vet Brog’s background or they are unconcerned about his questionable record, which includes:

•	Brog has a history of multiple SEC violations, including multiple disclosure violations in activist campaigns.

•	Brog was arrested on drug charges just three years ago.

•	Brog recently underwent a contentious divorce in which the court cited his “drug arrest” and “infidelity” as causes for the marital discord.

Paragon calls on the Rubicon Board to immediately explain this very concerning track record.

Brog’s appointment is an appalling affront to shareholder rights and responsible corporate governance. The Rubicon Board decided to bypass the annual meeting and directly appoint their own hand-picked stand-in director. Brog appears to be a journeyman director regularly added as a stand-in for contested elections, including in multiple cases where his nomination was forced to be withdrawn or was declared deficient and invalid.

The Rubicon Board also saw fit to immediately reward Brog with generous compensation. Rubicon stated that Brog received an immediate “equity compensation grant…of 73,529 shares of restricted common stock…with an estimated value of $50,000” plus “a one-time cash payment of $50,000” plus he will receive “an annualized base fee of $70,000 for his service on the Board” plus if Brog “is appointed to any committees of the Board, he will receive additional committee service compensation.” Although not disclosed in Rubicon’s Form 8-K reporting Brog’s appointment, Brog received yet another 31,023 share equity grant on the date of his appointment.

As Rubicon’s significant losses continue to grow, not only does the Board continue to award themselves what we believe is lavish compensation, they now add one more name to the list of excessively paid directors.

Shareholders deserve better than what we believe is a continuing and flagrant pattern of self-serving behavior by the incumbent Board of Directors.

If you are concerned about the $150 million of losses at Rubicon during the past four years and what we believe is the poor track record of corporate governance and board performance at Rubicon, and would like to hear more about Paragon’s plans for the company, we urge you to contact us. Please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Sham Gad, the Chairman and CEO of Paragon and one of our director nominees, you may reach him at 706-340-4817.  If you would like to speak with Sham or have any questions, please do not hesitate to call Sham.

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Paragon Technologies, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and a blue proxy card in connection with its solicitation of votes for the election of director nominees at the 2016 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “Company”).

Paragon Technologies, Inc. is the beneficial owner of 80,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), Gad Partners Fund LP is the direct beneficial owner of 1,023 shares of Common Stock, and Hesham M. Gad is the direct beneficial owner of an additional 1,000 shares of Common Stock. Mr. Gad serves as the Chairman of the Board and Chief Executive Officer of Paragon Technologies, Inc. and is the managing member of Gad Partners Fund LP.

Paragon Technologies, Inc., its executive officers and directors, Gad Partners Fund LP and certain of its affiliates, and Paragon’s nominees to the board are the participants in the proxy solicitation. Information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, is included in Paragon’s definitive proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contacts:

Alliance Advisors, LLC

Toll-free number: 855-737-3183

Peter Casey, 973-873-7710